Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Clean Earth Acquisitions Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid(1)	$275,000,000	(2)	0.00011020	$30,305	(3)
Total Transaction Valuation	$275,000,000			-
Total Fees Due for Filing				$0
Total Fees Previously Paid				$42,148.42
Total Fee Offsets				$19,188.90	(4)
Net Fee Due				$0

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Clean Earth Acquisitions Corp.	S-1	333-261201	02-09-2022		$19,188.90
Fee Offset Sources	Clean Earth Acquisitions Corp.	S-1	333-261201		02-09-2022		$19,188.90	(4)

(1)	The aggregate number of securities of Clean Earth Acquisition Corp. (the “Company”) to which this transaction applies is 27,500,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”).

(2)	Pursuant to Rule 0-11 of the Exchange Act, the proposed maximum aggregate value of the transaction was calculated based on the product of (i) 27,500,000 shares of Class A Common Stock and (ii) $10.00 the contemplated per share price in the Business Combination Agreement dated October 12, 2022 by and among the Company, Alternus Energy Group Plc and Clean Earth Acquisitions Sponsor, LLC.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011020 by the proposed maximum aggregate value of the transaction in note (2) above.

(4)	Represents the fee payable with respect to the number of shares of Class A Common Stock issuable on conversion of the Rights that were registered pursuant to the Registration Statement that exceeds the number of shares of Class A Common Stock issuable on conversion in full of the Rights.